Exhibit 99.1

Intrepid Announces Medical Leave of Absence for Bob Jornayvaz; Intrepid Co-founder Hugh Harvey rejoins Board of Directors

Denver, CO, April 17, 2024 (GLOBE NEWSWIRE) -- Intrepid Potash, Inc. ("Intrepid,” “we," or "our") (NYSE:IPI) today announced that on April 16, 2024, the Board of Directors (the “Board”) of Intrepid granted Bob Jornayvaz, Executive Chairman of the Board and Chief Executive Officer, a temporary medical leave of absence, effective immediately, as he recovers from his previously announced injury. In connection with Mr. Jornayvaz’s leave of absence, the Board has appointed Matt Preston, Intrepid’s current Chief Financial Officer, as acting principal executive officer and announced that Intrepid’s co-founder, Hugh Harvey, has been appointed as a Class III Director. The Board has also temporarily delegated all responsibilities of the Chairman of the Board to Barth Whitham, Intrepid’s Lead Director.

Mr. Whitham stated, “Our thoughts and best wishes go out to Bob and his family as he recovers, and we are pleased to announce both the appointment of Matt Preston to acting principal executive officer and appointment of co-founder Hugh Harvey to the Board. Mr. Preston’s understanding of Intrepid’s operations along with the addition of Intrepid’s co-founder and former director Mr. Harvey to our Board will provide the necessary stability and continuity for Intrepid as we continue to execute on our strategic initiatives through this interim period.”

Executive Profiles

Hugh Harvey is the co-founder of Intrepid and served as a member of our Board from 2007 to 2022, including as the Executive Vice Chairman of the Board from 2010 to March 2020 and as Vice Chairman of the Board from March 2020 to February 2022. From 2007 until his retirement from Intrepid in 2020, Mr. Harvey served in various management roles, including Chief Technology Officer, Chief Operating Officer, and Executive Vice President of Technology.

Matt Preston has been with Intrepid since 2008 and has served as our Chief Financial Officer (“CFO”) since December 2021 and principal financial officer since November 2019. Prior to becoming CFO, Mr. Preston served as our Vice President of Finance from November 2019 to December 2021 and our Director of Budget and Forecast from April 2016 to November 2019. Previously, Mr. Preston served in successively more senior finance roles since joining Intrepid in 2008, including Senior Manager of Budget and Forecast, Manager of Budget and Forecast, and Financial Analyst.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts or RSS feeds for new postings.

Contact

Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com